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                                                                       EXHIBIT 8


                    [GRAY CARY WARE & FREIDENRICH LETTERHEAD]


                               December 29, 1995


Canji, Inc.
3030 Science Park Road, Suite 302
San Diego, CA 92121

Ladies and Gentlemen:

        We have acted as special counsel to Canji, Inc., a Delaware corporation ("Canji"), in connection with (i) the Merger, as defined and described in the Agreement and Plan of Merger by and among Canji, Schering-Plough Corporation, a New Jersey corporation ("Schering-Plough"), and Canji Merger Corp., a Delaware corporation and a wholly-owned subsidiary of Schering-Plough ("Subcorp"), dated as of December 8, 1995 (the "Merger Agreement") and (ii) the preparation and filing with the Securities and Exchange Commission of a Proxy Statement/Prospectus under the Securities Act of 1933, as amended (the "Proxy Statement/Prospectus"). Unless otherwise indicated, each capitalized term has the meaning ascribed to it in the Merger Agreement.

        If the Merger is consummated on the terms and subject to the conditions set forth in the Merger Agreement, then (i) Canji will become a wholly owned subsidiary of Schering-Plough, and (ii) Canji Stockholders will be entitled to receive for each share of Canji Capital Stock held by them, other than shares held by Canji, Subcorp, or any parent of Subcorp, if any, which will be canceled, and other than shares as to which dissenters' rights have been perfected, (x) that number of Schering-Plough Common Shares equal to the Exchange Ratio and (y) one Participation Right. The Exchange Ratio is equal to the quotient (rounded to the nearest ten-thousandth of a share) obtained (i) by dividing $54.5 million by the sum of the total number of shares of Canji Capital Stock issued and outstanding immediately prior to the Effective Time and the total number of shares of Canji Capital Stock required to be reserved for issuance upon the exercise of all outstanding warrants, options (excluding the Unvested Canji Options to purchase up to 600,000 shares of Canji Capital Stock to be canceled immediately prior to the
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GRAY CARY WARE & FREIDENRICH

Canji, Inc.
December 29, 1995
Page 2


Effective Time) and other rights to purchase or otherwise receive such shares and then dividing that amount by (ii) the Average Share Price.

        In connection with this opinion, we have examined and are familiar with originals and copies, certified or otherwise identified to our satisfaction, of (i) the Proxy Statement/Prospectus and (ii) such other documents as we have deemed necessary or appropriate in order to enable us to render the opinion below. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such latter documents.

        Based upon and subject to (i) the Merger being consummated in the manner described in the Merger Agreement, (ii) the accuracy of the Proxy Statement/Prospectus and facts concerning the Merger that have come to our attention during our engagement and (iii) certain representations made by Canji, Schering-Plough, and Subcorp in connection with the issuance of our opinion, the description in the Proxy Statement/Prospectus under the heading "Certain Federal Income Tax Consequences," although general in nature, fairly and accurately sets forth our opinion as to the matters addressed therein. We express no opinion as to whether such description addresses all of the U.S. federal income tax consequences of the Merger that may be applicable to Canji, Schering-Plough, Subcorp, or to any particular Canji Stockholder. In addition, we express no opinion as to the U.S. federal, state, or local, or foreign or other tax consequences, other than as set forth in the Proxy Statement/Prospectus under the heading "Certain Federal Income Tax Consequences."

        This letter is furnished to you solely for use in connection with the Merger, as described in the Merger Agreement, and is not to be used, circulated, quoted, or otherwise referred to for any other purposes without our express written permission.

        We hereby consent to the use of this opinion as an exhibit to the Proxy Statement/Prospectus and to the reference to our firm under the heading "Certain Federal Income Tax Consequences" in the Proxy Statement/Prospectus. In giving
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GRAY CARY WARE & FREIDENRICH

Canji, Inc.
December 29, 1995
Page 3

such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

                                      Very truly yours,


                                      /s/ Gray Cary Ware & Freidenrich
                                      --------------------------------
                                          GRAY CARY WARE & FREIDENRICH
                                          A Professional Corporation